Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated March 6, 2023, with respect to the consolidated financial statements of Bridgewater Bancshares, Inc. and Subsidiaries as of December 31, 2022, and for each of the years in the two-year period ended December 31, 2022, included in the Bridgewater Bancshares, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota

January 31, 2025

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